EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST ANNOUNCES DISTRIBUTION
RATIO FOR SPIN-OFF OF ASHFORD INC.

DALLAS, November 11, 2014 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors has announced that the distribution ratio for the spin-off of Ashford Inc. (NYSE MKT: AINC) common stock will be one share of Ashford Inc. common stock for every 87 shares of Ashford Trust common stock held by such stockholder on November 11, 2014 (the “Record Date”). Following the distribution, Ashford Inc. will be an independent asset management company with long-term, advisory agreements in place to advise Ashford Trust and Ashford Hospitality Prime (NYSE: AHP) (“Ashford Prime”). Following the distribution by Ashford Trust and the completion of the exchange offer being conducted by Ashford Inc., approximately 70% of the outstanding common stock of Ashford Inc. will be publicly held (including shares held by officers and directors of Ashford Trust and Ashford Inc.). The remaining approximate 30% of the outstanding common stock of Ashford Inc. will be held by Ashford Trust.
The spin-off will be completed through a pro-rata taxable dividend of Ashford Inc. common stock on November 12, 2014 (the “Distribution Date”) to Ashford Trust stockholders of record (“Ashford Trust Record Holders”) as of the close of business of the New York Stock Exchange (“NYSE”) on the Record Date. On the Distribution Date, each Ashford Trust stockholder will receive one share of Ashford Inc. common stock for every 87 shares of Ashford Trust common stock held by such stockholder on the Record Date. The distribution of these shares will be made in book-entry form, which means that no physical share certificates will be issued.
No fractional shares of Ashford Inc. common stock will be issued. Fractional shares of Ashford Inc. stock to which Ashford Trust Record Holders would otherwise be entitled will be aggregated and, after the distribution, sold in the open market by the distribution agent. The aggregate net proceeds of the sales will be distributed in a pro rata manner as cash payments to those shareholders of record who would otherwise have received fractional shares of Ashford Inc. common stock. Ashford Trust stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the Ashford Inc. spin-off.
Following the spin-off, Ashford Trust’s shares of common stock will continue to trade on the NYSE under the ticker symbol “AHT.” Ashford Inc. intends to have its common stock listed on the NYSE MKT under the symbol “AINC.” An information statement concerning the details regarding the distribution of Ashford Inc. common stock and its business and management following the spin-off will be mailed to Ashford Trust stockholders of record on the Record Date.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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